Earnings Release

Company Contact:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2015 RESULTS

New Leadership Team Executing Strategic Plan
To Improve Performance and Enhance Shareholder Value

BETHESDA, MD. (February 22, 2016) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and twelve months ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Reported Core Funds From Operations of $17.1 million, or $0.28 per diluted share.

•	Increased same property net operating income by 6.1% on an accrual basis and 8.3% on a cash basis compared with the same period in 2014.

•	Sold Newington Business Park for net proceeds of $31.4 million and Cedar Hill I and III for net proceeds of $25.9 million.

•	Robert Milkovich appointed President and Chief Executive Officer and added to the Board of Trustees.

Full-Year 2015 Highlights

•	Reported Core Funds From Operations of $62.0 million, or $1.02 per diluted share.

•	Increased same property net operating income by 4.8% on an accrual basis and 6.4% on a cash basis compared with the same period in 2014.

•	Enhanced corporate governance by strengthening Board of Trustees, separating Chairman and CEO roles, and adopting majority voting standard for uncontested trustee elections.

Strategic Plan

Over the past three months, we completed an extensive underwriting of our business, our portfolio and our team. Based on this underwriting, we are now implementing our strategic plan to de-risk the portfolio, de-lever the balance sheet and maximize asset values (the “Strategic Plan”). The key action items include:

•	Improve our portfolio composition by increasing the disposition of non-core assets from $200 million to approximately $350 million.

•	Address upcoming lease expirations through the repositioning of 500 First Street, NW and 540 Gaither Road at Redland Corporate Center, and the future sale of One Fair Oaks.

Earnings Release - Continued

•
Strengthen the balance sheet and improve liquidity by reducing leverage, limiting our floating rate debt exposure over time, and extending our debt maturities to better match our capital structure with our assets.

•	Manage our cost structure by reducing normalized corporate overhead and G&A.

•	Reduce our targeted annualized common share dividend from $0.60 to $0.40.

We furnished a Form 8-K with the SEC this morning referencing presentation materials outlining our Strategic Plan, which is available under the investor relations portion of our website at www.first-potomac.com. Please see the presentation materials for more information regarding our Strategic Plan.

Bob Milkovich, Chief Executive Officer of First Potomac Realty Trust, stated, “Over the course of 2015, we made significant progress on a number of initiatives, including further improving our operating metrics, executing strategic dispositions, and realigning the executive team and Board of Trustees. I am confident in the team we have in place and I firmly believe that the execution of our Strategic Plan will best position the Company to benefit from the improving D.C. office market to create substantial value for our shareholders.”

Fourth Quarter Results

Funds From Operations (“FFO”) available to common shareholders decreased to $9.2 million, or $0.15 per diluted share, for the three months ended December 31, 2015, from $16.4 million, or $0.27 per diluted share, for the same period in 2014, primarily due to $6.1 million of personnel separation costs, the majority of which relate to the departure of the Company’s former Chief Executive Officer and Chief Investment Officer during the fourth quarter of 2015. For the three months ended December 31, 2015, the Company also incurred $1.8 million of debt extinguishment costs due to the amendment and restatement of our unsecured revolving credit facility and unsecured term loan.

FFO available to common shareholders for the twelve months ended December 31, 2015 decreased to $54.8 million, or $0.90 per diluted share, from $56.0 million, or $0.92 per diluted share, for the same period in 2014, due to the aforementioned personnel separation costs and debt extinguishment costs incurred during the fourth quarter of 2015, as well as first quarter 2015 charges of $0.5 million related to the extinguishment of debt associated with the sale of the Richmond Portfolio and $0.4 million of personnel separation costs, related to organizational restructuring. The decrease from these non-recurring costs was almost completely offset by an increase in net operating income, as a result of higher occupancy in our portfolio.

Core FFO, which excludes both the personnel separation costs and the debt extinguishment costs mentioned above, increased for the three months ended December 31, 2015 to $17.1 million, or $0.28 per diluted share, from $16.4 million, or $0.27 per diluted share, for the same period in 2014. Core FFO for the twelve months ended December 31, 2015 increased to $62.0 million, or $1.02 per diluted share, from $59.7 million, or $0.98 per diluted share, for the same period in 2014. These increases were primarily due to increases in net operating income, resulting from higher occupancy in our portfolio, as well as decreases in general and administrative expenses, excluding personnel separation costs, as a result of a reduction in personnel and other overhead reductions.

Earnings Release - Continued

Our net (loss) income for the three months ended December 31, 2015 was impacted by the following non-recurring events, which are not reflected in our FFO or our Core FFO:

•	In December 2015, we recorded a $19.5 million gain on sale of Newington Business Park and a $6.6 million gain on the sale of Cedar Hill I and III.

•
In January 2016, we entered into a binding contract to sell a portfolio of properties located in Northern Virginia that consists of Van Buren Office Park, Herndon Corporate Center, Windsor at Battlefield, Reston Business Campus, Enterprise Center, Gateway Centre Manassas, Linden Business Center and Prosperity Business Center (collectively, the “NOVA Non-Core Portfolio”). Coinciding with our review of year-end results and assessment of overall market conditions, we recorded an impairment charge of $26.9 million based on the anticipated sales price of the portfolio, less estimated selling costs.

•
At One Fair Oaks, which is currently fully leased to CACI International, we currently expect the tenant to vacate the property upon its lease expiration in December 2016, resulting in an anticipated loss of cash flow. As a result of the loss of cash flow and the anticipated challenges re-leasing the property, we recorded an impairment charge of $33.9 million to bring the property to its estimated fair value.

Earnings Release - Continued

A reconciliation between Core FFO, FFO available to common shareholders and net (loss) income for the three and twelve months ended December 31, 2015 and 2014 is presented below (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015		2014		2015		2014
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$17,106	$0.28	$16,424	$0.27	$62,035	$1.02	$59,682	$0.98
Yield maintenance payment(1)	—	—	—	—	2,426	0.04	—	—
Personnel separation costs	(6,057)	(0.10)	—	—	(6,462)	(0.11)	—	—
Loss on debt extinguishment	(1,824)	(0.03)	—	—	(2,313)	(0.04)	—	—
Deferred abatement and straight-line amortization(2)	—	—	—	—	(854)	(0.01)	(1,045)	(0.02)
Acquisition costs	—	—	(14)	—	—	—	(2,681)	(0.04)
FFO available to common shareholders	$9,225	$0.15	$16,410	$0.27	$54,832	$0.90	$55,956	$0.92
Depreciation and amortization(3)	(17,582)		(19,407)		(71,762)		(69,924)
Impairment of rental property	(60,826)		—		(60,826)		(3,957)
Gain on sale of rental property	26,093		—		30,334		22,568
Net loss (income) attributable to noncontrolling interests in the Operating Partnership	1,870		128		2,056		(199)
Net (loss) income attributable to common shareholders	(41,220)	$(0.72)	(2,869)	$(0.05)	(45,366)	$(0.79)	4,444	$0.07
Dividends on preferred shares	3,100		3,100		12,400		12,400
Net (loss) income attributable to First Potomac Realty Trust	(38,120)		231		(32,966)		16,844
Net (loss) income attributable to noncontrolling interests	(1,870)		(128)		(2,058)		199
Net (loss) income	$(39,990)		$103		$(35,024)		$17,043

(1)
On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million, which was scheduled to mature on May 1, 2016. We received a yield maintenance payment of $2.4 million associated with the prepayment of the loan.

(2)
As a result of the sale of the Richmond portfolio in March 2015 and the sale of Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred rent abatements related to those properties.

(3)
Includes depreciation and amortization related to our consolidated rental property and discontinued operations and our pro-rata share of depreciation and amortization from our unconsolidated joint ventures.

A reconciliation of net (loss) income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are also included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At December 31, 2015, our consolidated portfolio consisted of 99 buildings totaling 7.5 million square feet. Our consolidated portfolio was 92.1% leased and 90.3% occupied at December 31, 2015, compared with 91.0% leased and 89.9% occupied at September 30, 2015, and 91.3% leased and 87.9% occupied at December 31, 2014. Year-over-year, we achieved an 80 basis-point increase in our leased percentage and a 240 basis-point increase in our

Earnings Release - Continued

occupied percentage across our consolidated portfolio. The increase in occupancy during the fourth quarter of 2015 compared with the same period in 2014 is primarily a result of the GSA taking occupancy of 82,000 square feet of space in the second quarter of 2015 at Atlantic Corporate Park, a two-building, 218,000 square foot office property located in Northern Virginia. In addition, 54,000 square feet of leases commenced at 1211 Connecticut Avenue, NW and 32,000 square feet of leases commenced at 440 First Street, NW, both of which are located in Washington, DC.

During the fourth quarter of 2015, we executed 290,000 square feet of leases, which consisted of 104,000 square feet of new leases and 186,000 square feet of renewal leases. New leases executed during the quarter included an office lease totaling 24,000 square feet at Plaza 500 in Northern Virginia, which brought the property to 91.4% leased at December 31, 2015. The 186,000 square feet of renewal leases in the quarter reflected a tenant retention rate of 79%, and we experienced positive net absorption of 78,000 square feet in the fourth quarter of 2015.

For the twelve months ended December 31, 2015, we executed 948,000 square feet of leases, including 395,000 square feet of new leases and 553,000 square feet of renewal leases, achieved a tenant retention rate of 61% and had positive net absorption of 33,000 square feet.

Same Property Net Operating Income (“Same Property NOI”) increased 6.1% on an accrual basis for the three months ended December 31, 2015 compared with the same period in 2014. More specifically, Same Property NOI increased 4.5% in Washington, D.C., 8.2% in Maryland, 3.9% in Northern Virginia and 8.6% in Southern Virginia for the three months ended December 31, 2015 compared with the same period in 2014. These increases in Same Property NOI were primarily due to increases in occupancy at the following properties: 1211 Connecticut Avenue, NW, located in Washington D.C., Hillside Center and TenThreeTwenty, which are both located in Maryland, Atlantic Corporate Park, located in Northern Virginia, and Crossways Boulevard and Greenbrier Circle, which are both located in Southern Virginia.

Same Property NOI increased 4.8% on an accrual basis for the twelve months ended December 31, 2015 compared with the same period in 2014. More specifically, Same Property NOI increased 8.7% in Washington, D.C., 2.3% in Maryland, 3.6% in Northern Virginia and 7.2% in Southern Virginia for the twelve months ended December 31, 2015 compared with the same period in 2014. For the twelve months ended December 31, 2015, the increase in Same Property NOI was primarily due to increases in occupancy across the portfolio.

A reconciliation of net income to Same Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “reposition,” “near-term disposition” and “long-term disposition” as they relate to our portfolio, can be found in our Fourth Quarter 2015 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Earnings Release - Continued

Dispositions

As part of our previously announced plan to accelerate the sale of at least $200 million of assets, we sold Newington Business Park, a seven-building industrial property located in Northern Virginia totaling 256,000 square feet, on December 17, 2015, for net proceeds of $31.4 million. On December 23, 2015, we sold Cedar Hill I and III, two, three-story office buildings located in Northern Virginia totaling 103,000 square feet, for net proceeds of $25.9 million. The combined proceeds from these two sales were utilized to fund the redemption of 2.2 million shares of our 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) on January 18, 2016.

In January 2016, we entered into a binding contract to sell the NOVA Non-Core Portfolio. The NOVA Non-Core portfolio is comprised of 26 buildings totaling 946,000 square feet. We expect to receive net proceeds of $90.6 million from the sale of the NOVA Non-Core Portfolio and, in the fourth quarter of 2015, we recorded an impairment charge of $26.9 million related to the sale. The sale is expected to be completed in the first half of 2016. However, we can provide no assurances regarding the timing or pricing of the sale, or that such sale will ultimately occur. At December 31, 2015, we classified the NOVA Non-Core Portfolio as “held-for-sale” on our consolidated balance sheet. The operating results of the NOVA Non-Core Portfolio are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

In February 2016, we entered into a contract, subject to a study period, to sell Storey Park, a development site, located in the NoMa submarket of Washington, D.C. The sale is expected to be completed in the first half of 2016. However, we can provide no assurances regarding the timing or pricing of the sale, or that such sale will ultimately occur. Due to the uncertainty of the sale of Storey Park, we did not classify the property as “held-for-sale” at December 31, 2015.

Series A Preferred Shares Redemption

As previously disclosed, in December 2015, our Board of Trustees authorized the redemption of some or all of our 6.4 million outstanding shares of our Series A Preferred Shares. On January 19, 2016, we redeemed 2.2 million shares, representing approximately 34%, of our 6.4 million outstanding Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the date of redemption.

Financing Activity

As previously disclosed, on December 4, 2015, we amended, restated and consolidated our unsecured revolving credit facility and unsecured term loan. The amended, restated and consolidated credit agreement extended the maturity date of the unsecured revolving credit facility to December 2019, with two, six-month extensions at our option, and extended the maturity dates of each of the three $100 million tranches under the unsecured term loan (Tranche A, Tranche B and Tranche C) to December 2020, June 2021 and December 2022, respectively. As part of the amended, restated and consolidated credit agreement, we reduced the LIBOR spreads on our unsecured revolving credit facility and our unsecured term loan to current market rates, decreased the capitalization rates used to calculate gross asset value in the covenant calculations and modified the applicable covenant packages to be more

Earnings Release - Continued

closely aligned with our strategic plan. During the fourth quarter of 2015, we incurred $1.8 million of debt extinguishment costs related to amending and restating the unsecured revolving credit facility and unsecured term loan.

Balance Sheet

We had $732.2 million of debt outstanding at December 31, 2015, of which $248.8 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $183.4 million was unhedged variable-rate debt. The average weighted interest rate of the debt was 3.65% at December 31, 2015.

Dividends

On January 26, 2016, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend was paid on February 16, 2016 to common shareholders of record as of February 9, 2016. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend was paid on February 16, 2016 to preferred shareholders of record as of February 9, 2016.

Core FFO Guidance

We expect our full-year 2016 Core FFO guidance to be in the range of $0.98 to $1.04 per diluted share. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI(1)	$97,000	-	$100,000
Interest and Other Income(2)	$3,750	-	$4,250
FFO from Unconsolidated Joint Ventures	$5,250	-	$5,750
Interest Expense	$26,000	-	$28,000
G&A	$17,000	-	$18,000
Preferred Dividends(3)	$2,500	-	$4,000
Weighted Average Shares and OP Units(4)	60,200	-	60,500
Year-End Occupancy	90.0%	-	92.5%
Same Property NOI Growth - Accrual Basis(1)	+1.0%	-	+2.5%

(1)	Assumes the NOVA Non-Core Portfolio is sold in the first half of 2016, and an additional $30 million of Non-Core dispositions in the second half of 2016.

(2)	Assumes the $34 million 950 F Street, NW mezzanine loan, which is freely pre-payable with 30 days prior written notice, is not repaid during 2016.

(3)
We redeemed $55 million of the $160 million of preferred shares on January 19, 2016. Assumes the remaining $105 million of preferred shares are redeemed during the second quarter of 2016 utilizing a portion of the anticipated proceeds from the sale of the NOVA Non-Core Portfolio and Storey Park. However, we can provide no assurances regarding the timing of any potential preferred share redemptions, or that such redemptions will occur at all.

(4)
Assumes no additional share repurchases under the share repurchase program. However the program that was approved in July 2015 allows for up to five million common share repurchases through July 2016, of which 924,198 common shares have been repurchased to date.

Earnings Release - Continued

Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2016	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.09)	$(0.07)
Real estate depreciation(1)	1.08	1.12
Net gain attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.01)	(0.01)
Core FFO per diluted share	$0.98	$1.04

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to disposed properties.

(2)
Items excluded from Core FFO consist of personnel separation costs, the gains or losses associated with disposed properties, property impairment, loss on debt extinguishment, and other non-recurring items.

Investor Conference Call and Webcast

We will host a conference call on February 22, 2016 at 10:00 AM ET to discuss fourth quarter and full-year 2015 results, our Strategic Plan, and our 2016 Core FFO guidance in greater detail. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 1:00 PM ET on February 22, 2016, until midnight ET on February 29, 2016. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13628003.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on February 22, 2016, beginning at 10:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange. As of December 31, 2015, our consolidated portfolio totaled 7.5 million square feet. Based on annualized cash basis rent, our portfolio consists of 64% office properties and 36% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified.

Non-GAAP Financial Measures

Funds from Operations - Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for

Earnings Release - Continued

unconsolidated partnerships and joint ventures. We also exclude from our FFO calculation, the impact related to third parties from our consolidated joint venture. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for the applicable periods presented.

We consider FFO and FFO available to common shareholders useful measures of performance for an equity real estate investment trust (“REIT”) as they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate supplemental performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly title measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Our methodology for computing FFO adds back noncontrolling interests in the income from our Operating Partnership in determining FFO. We believe this is appropriate as common Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per diluted share. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for all periods presented.

Our presentation of FFO in accordance with the NAREIT’s definition should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Core FFO - We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal U.S. Securities and Exchange Commission’s (“SEC”) inquiry, personnel separation costs, contingent consideration charges, acceleration of deferred abatement and straight-line amortization, gains on the receipt of yield maintenance payments from the prepayment of a note receivable and acquisition costs. Core FFO is presented less accumulated dividends on our preferred shares for all the periods presented.

Neither our presentation of FFO in accordance with the NAREIT’s definition, nor our presentation of Core FFO, should be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity. Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

NOI - We believe net operating income (“NOI”) is a useful measure of our property operating performance. We define NOI as property revenues (rental, and tenant reimbursements and

Earnings Release - Continued

other revenues) less property operating expenses (property operating, and real estate taxes and insurance expenses). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Since NOI excludes general and administrative expenses, interest expense, depreciation and amortization, gains and losses from property dispositions, discontinued operations and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, interest expense, depreciation and amortization costs, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same Property NOI - Same Property Net Operating Income (“Same Property NOI”), defined as property revenues (rental and tenant reimbursements and other revenues) less property operating expenses (real estate taxes, property operating and insurance expenses) from the consolidated properties owned by us and in-service for the entirety of the periods presented, is a primary performance measure we use to assess the results of operations at our properties. Same property NOI is a non-GAAP measure. As an indication of our operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same Property NOI to net income from our consolidated statements of operations is presented below. The Same Property NOI results exclude the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, Same Property NOI includes a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes. We eliminate depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to determine whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition or disposition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of our total performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2016 Core FFO guidance and related assumptions, the execution of our strategic plan, potential dispositions and the timing and pricing of such dispositions, future

Earnings Release - Continued

acquisition and growth opportunities and the redemption of our preferred shares, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions and dispositions on attractive terms, or at all; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the SEC; our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Rental	$34,955	$34,260	$139,006	$128,226
Tenant reimbursements and other	8,149	8,668	33,840	33,426
Total revenues	43,104	42,928	172,846	161,652
Operating expenses:
Property operating	9,417	10,427	44,093	43,252
Real estate taxes and insurance	5,077	4,928	19,745	17,360
General and administrative	10,340	5,787	25,450	21,156
Acquisition costs	—	14	—	2,681
Depreciation and amortization	16,715	17,439	66,624	61,796
Impairment of rental property	60,826	—	60,826	3,956
Total operating expenses	102,375	38,595	216,738	150,201
Operating (loss) income	(59,271)	4,333	(43,892)	11,451
Other expenses (income):
Interest expense	6,576	6,812	26,797	24,696
Interest and other income	(998)	(1,687)	(6,794)	(6,799)
Equity in earnings of affiliates	(590)	(390)	(1,825)	(775)
Loss on debt extinguishment	1,824	—	1,824
Gain on sale of rental property	(26,093)	—	(29,477)	(21,230)
Total other (income) expenses	(19,281)	4,735	(9,475)	(4,108)
(Loss) income from continuing operations	(39,990)	(402)	(34,417)	15,559
Discontinued operations:
Income (loss) from operations	—	505	(975)	146
Loss on debt extinguishment	—	—	(489)	—
Gain on sale of rental property	—	—	857	1,338
Income (loss) from discontinued operations	—	505	(607)	1,484
Net (loss) income	(39,990)	103	(35,024)	17,043
Less: Net loss (income) attributable to noncontrolling interests	1,870	128	2,058	(199)
Net (loss) income attributable to First Potomac Realty Trust	(38,120)	231	(32,966)	16,844
Less: Dividends on preferred shares	(3,100)	(3,100)	(12,400)	(12,400)
Net (loss) income attributable to common shareholders	$(41,220)	$(2,869)	$(45,366)	$4,444
Depreciation and amortization:
Rental property	16,715	17,439	66,624	61,796
Discontinued operations	—	809	1,222	3,662
Unconsolidated joint ventures	867	1,159	3,916	4,466
Impairment of rental property	60,826	—	60,826	3,957
Gain on sale of rental property	(26,093)	—	(30,334)	(22,568)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(1,870)	(128)	(2,056)	199
Funds from operations available to common shareholders	$9,225	$16,410	$54,832	$55,956

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Funds from operations (FFO)	$12,325	$19,510	$67,232	$68,356
Less: Dividends on preferred shares	(3,100)	(3,100)	(12,400)	(12,400)
FFO available to common shareholders	9,225	16,410	54,832	55,956
Yield maintenance payment	—	—	(2,426)	—
Personnel separation costs	6,057	—	6,462	—
Loss on debt extinguishment	1,824	—	2,313	—
Deferred abatement and straight-line amortization	—	—	854	1,045
Acquisition costs	—	14	—	2,681
Core FFO	$17,106	$16,424	$62,035	$59,682
Basic and diluted earnings per common share:
(Loss) income from continuing operations available to common shareholders	$(0.72)	$(0.06)	$(0.78)	$0.05
Income (loss) from discontinued operations available to common shareholders	—	0.01	(0.01)	0.02
Net (loss) income available to common shareholders	$(0.72)	$(0.05)	$(0.79)	$0.07
Weighted average common shares outstanding:
Basic	57,470	58,188	57,982	58,150
Diluted	57,470	58,188	57,982	58,220
FFO available to common shareholders per share - basic and diluted	$0.15	$0.27	$0.90	$0.92
Core FFO per share - diluted	$0.28	$0.27	$1.02	$0.98
Weighted average common shares and units outstanding:
Basic	60,090	60,819	60,605	60,780
Diluted	60,209	60,898	60,704	60,851
`

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31, 2015	December 31, 2014

Assets:
Rental property, net	$1,130,266	$1,288,873
Assets held-for-sale	90,674	59,717
Cash and cash equivalents	13,527	13,323
Escrows and reserves	2,514	2,986
Accounts and other receivables, net of allowance for doubtful accounts of $876 and $1,207, respectively	9,868	10,587
Accrued straight-line rents, net of allowance for doubtful accounts of $105 and $104, respectively	36,888	34,226
Notes receivable, net	34,000	63,679
Investment in affiliates	48,223	47,482
Deferred costs, net	44,502	43,991
Prepaid expenses and other assets	6,950	7,712
Intangible assets, net	32,959	45,884
Total assets	$1,450,371	$1,618,460
Liabilities:
Mortgage loans	$312,003	$305,139
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	120,000	205,000
Liabilities held-for-sale	1,513	4,562
Accounts payable and other liabilities	47,972	41,113
Accrued interest	1,603	1,720
Rents received in advance	6,003	7,971
Tenant security deposits	4,982	5,891
Deferred market rent, net	2,154	2,827
Total liabilities	796,230	874,223
Noncontrolling interests in the Operating Partnership	28,813	33,332
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized;
Series A Preferred Shares, $25 per share liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 57,718 and 58,704 shares issued and outstanding, respectively	58	59
Additional paid-in capital	907,220	913,282
Noncontrolling interests in consolidated partnerships	800	898
Accumulated other comprehensive loss	(2,360)	(3,268)
Dividends in excess of accumulated earnings	(440,390)	(360,066)
Total equity	625,328	710,905
Total liabilities, noncontrolling interests and equity	$1,450,371	$1,618,460

Earnings Release - Continued

Same Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Rental revenue	$32,899	$32,175	$113,977	$110,648
Tenant reimbursements and other revenue	7,311	7,045	28,790	27,705
Property operating expenses(2)	(8,534)	(9,220)	(34,919)	(34,899)
Real estate taxes and insurance expense	(4,536)	(4,408)	(14,739)	(14,573)
Same Property NOI - accrual basis	27,140	25,592	93,109	88,881

Straight-line revenue, net	(75)	(623)	26	(1,377)
Deferred market rental revenue, net	(5)	21	(78)	(52)
Same Property NOI - cash basis	$27,060	$24,990	$93,057	$87,452
Same Property occupancy at December 31			91.1%	88.4%
Change in same property NOI - accrual basis	6.1%		4.8%
Change in same property NOI - cash basis	8.3%		6.4%
Same property percentage of total portfolio (sf)	98.1%		92.8%

Reconciliation of Consolidated NOI to Same Property NOI	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Total revenues	$43,104	$42,928	$172,846	$161,652
Property operating expenses	(9,417)	(10,427)	(44,093)	(43,252)
Real estate taxes and insurance expense	(5,077)	(4,928)	(19,745)	(17,360)
NOI(3)	28,610	27,573	109,008	101,040
Less: Non-same property NOI(4)	(1,470)	(1,981)	(15,899)	(12,159)
Same Property NOI - accrual basis	$27,140	$25,592	$93,109	$88,881
Change in Same Property NOI (accrual basis)
By Region	Three Months Ended December 31, 2015	Percentage of Base Rent	Twelve Months Ended December 31, 2015	Percentage of Base Rent
Washington, D.C.	4.5%	23%	8.7%	15%
Maryland	8.2%	27%	2.3%	31%
Northern Virginia	3.9%	32%	3.6%	33%
Southern Virginia	8.6%	18%	7.2%	21%
By Type
Business Park / Industrial	0.6%	33%	1.7%	37%
Office	9.3%	67%	6.9%	63%

(1)
Same property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same property results for the three and twelve months ended December 31, 2015 and 2014 exclude the operating results of the following non-same properties that were owned as of December 31, 2015: 440 First Street, NW and Storey Park. Same property results for the twelve months ended December 31, 2015 and 2014 also exclude 1401 K Street, NW, 1775 Wiehle Avenue, and 11 Dupont Circle, NW.

(2)	Same property operating expenses have been adjusted to reflect a normalized management fee in lieu of an administrative overhead allocation for comparative purposes.

(3)	For a reconciliation of NOI to net income, see the Consolidated Statement of Operations.

(4)
Includes property results for: 440 First Street, NW, Storey Park, Cedar Hill I and III, Newington Business Park Center, Rumsey Center, Owings Mills Business Park, Corporate Campus at Ashburn Center and any disposed property whose operations have been classified as discontinued operations. Also, includes an administrative overhead allocation, which was replaced by a normalized management fee for comparative purposes, and termination fee income. Also includes property results for the twelve months ended December 31, 2015 and 2014 for 1401 K Street, NW, 1775 Wiehle Avenue, and 11 Dupont Circle, NW